Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Appoints Jackie Seto to Board of Directors

HAYWARD, Calif., December 19, 2019/PRNewswire/ Ultra Clean Holdings, Inc. (Nasdaq: UCTT), today announced the appointment of Jackie Seto to serve on its Board of Directors effective January 1, 2020.

“Jackie brings a wealth of experience from the WFE industry including business development, manufacturing, finance, supply chain management, product marketing and R&D to our Board of Directors," said Clarence Granger, Chairman of the Board of UCTT. "She has a unique perspective and skill set that will enhance our short and long-term growth strategy.”

Ms. Seto spent twenty-two years at Lam Research Corporation from 1994 until 2016. During that time, she served as Group Vice President and General Manager of the Clean Business Unit, Vice President and General Manager in the Reliant Business Unit, Vice President of Product and Strategic Marketing and Managing Director of Emerging Businesses. Since 2016, Ms. Seto has served as Principal at Side People Consulting, partnering with well-established corporate and emerging companies and with non-profit organizations advising on strategic and business planning, change management and other executive service consulting. Ms. Seto holds a Bachelor of Engineering in Chemical Engineering from McGill University in Quebec. Ms. Seto currently serves as a member of the Board of Directors for Masterranking.com since April 2016 and previously served as a member of the Board of Directors for TriAegis Residential Services from June 2001 until July 2007.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, ultra-high purity cleaning and analytical services primarily for the semiconductor industry. Ultra Clean offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping and component manufacturing, and tool chamber parts cleaning and coating, as well as microcontamination analytical services. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Forward-looking Statements

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," “projection,” “outlook,” “forecast,” "believes," "plan," "expect," "future," "intends," "may," "will," "estimates," “see,” "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations about the contributions of Ms. Seto to our Board of Directors. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors,” "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 28, 2018 as filed with the Securities and Exchange Commission and subsequently filed quarterly reports on Form 10-Q. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

Rhonda Bennetto

Vice President Investor Relations

rbennetto@uct.com